Exhibit 99.1

For Immediate Release Contact: Jed Nelson, Marketing Officer, Union Bank (802) 888-6600

Union Bank Announces Key Leadership Promotions as
Part of Organizational Realignment
Morrisville, VT April 7, 2025 - Union Bank is pleased to announce key leadership appointments as part of its ongoing organizational realignment to better support its strategic goals and growth.
Karyn Hale Elevated to Chief Operating Officer

Karyn Hale has been named Chief Operating Officer, in addition to her current role as Chief Financial Officer. This promotion recognizes Ms. Hale’s exemplary performance and expanded responsibilities within Union Bank. Over the past year, the Bank has been realigning its organizational structure, with several departments now reporting to Ms. Hale, including Human Resources and Branch Administration.
Ms. Hale joined Union Bank in 2005 as a Project Specialist and quickly advanced through roles including Finance Officer and Chief Financial Officer. She has been instrumental in overseeing accounting, internal controls, treasury, taxation, regulatory reporting, and asset/liability management. Ms. Hale's leadership extends beyond Union Bank, as she actively serves on multiple boards, including Evernorth and the Vermont Economic Development Authority (VEDA).

Carrie Locklin Promoted to Chief Accounting Officer

In conjunction with this organizational realignment, Union Bank is also pleased to announce the promotion of Carrie Locklin to Chief Accounting Officer. Ms. Locklin, who has been with Union Bank since 2006, will expand her responsibilities within the accounting area, including investment portfolio management and asset/liability strategies. Her expertise in financial accounting, taxation, and internal controls has been integral to the Bank's success and stability.
Ms. Locklin began her career at Union Bank as a Loan Reviewer and Internal Auditor, subsequently rising to Senior Accountant and Finance Officer. A resident of St. Johnsbury, VT, her 19-year tenure demonstrates her commitment to excellence and growth within the organization.

Strategic Vision for the Future
These leadership changes are part of Union Bank’s ongoing long-term strategy to optimize its organizational structure as the Bank continues to adapt and align its operations for a dynamic financial landscape. Union Bank remains committed to fostering talent from within while delivering exceptional service to its customers and communities across Vermont and northern New Hampshire.

Union Bank, a wholly owned subsidiary of Union Bankshares, Inc. (UNB, traded on the NASDAQ Exchange), has been helping people buy homes and local businesses create jobs in area communities since 1891. Headquartered in Morrisville, VT, Union Bank is a full-service bank offering deposit, loan, trust, commercial and municipal banking services throughout northern Vermont and New Hampshire. Union Bank has earned a stellar reputation for residential lending programs and is an SBA Preferred Lender. Union Bank has received an “Outstanding” rating for its compliance with the Community Reinvestment Act (CRA). This rating recognizes Union Bank’s excellent record of helping to meet the credit needs of members of the communities in which it operates, particularly in low-and moderate-income neighborhoods. Proud to be one of the few community banks serving Vermont and New Hampshire, Union Bank maintains a strong commitment to traditional banking values. In particular, Union Bank is dedicated to providing personalized customer service and community support, including donations to numerous local nonprofit organizations. These values—combined with financial expertise, quality products and the latest technology—make Union Bank the premier choice for your banking services, both personal and commercial. Union Bank currently maintains 18 banking offices, 3 loan centers and multiple ATMs. Member FDIC. Equal Housing Lender.